UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 424(b)(8) PROSPECTUS SUPPLEMENT Commission File Number: 000-56142
OBITX, INC.
(Exact name of registrant as specified in charter)
DELAWARE	82-1091922
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3027 US HIGHWAY 17, FLEMING ISLAND, FL	32003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number	321-802-2474

Filed Pursuant to Rule 424(b)(8)
Registration No. 000-56142

Prospectus Supplement dated May 11, 2020

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 10, 2018)

OBITX, INC.

2,902,811 SHARES OF COMMON STOCK AND 3,000,000 UNDERLYING SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS

This prospectus supplement should be read in conjunction with the prospectus dated December 10, 2018. MCIG, Inc., a Nevada corporation (“MCIG”), distributed to its shareholders 298,202 shares of Common Stock of OBITX, Inc. (the “Company” or “OBITX”), owned by MCIG, a shareholder of OBITX. The shareholders of MCIG received one (1) share of OBITX common stock for every thousand (1,000) shares of MCIG common stock. The record date was December 11, 2018.

In addition to this transaction, the Company registered 2,500,000 shares of the Company’s common stock belonging to two shareholders and 3,000,000 underlying common shares for the warrants to purchase the Company’s common stock at $1.00 per share to six former and current management personnel and shareholders. (See “Selling Shareholders”)

Investing in our common stock involves significant risks. See the section entitled “Risk Factors” of our Annual Report on Form 10-K for the year ended January 31, 2019 and any updates to those risk factors in our subsequent quarterly reports on Form 10-Q and any current reports on Form 8-K, which are incorporated by reference into, and deemed to be a part of, this prospectus supplement and the prospectus. See also “Risk Factors” beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein is accurate as of any date other than the date on the front of this prospectus supplement or the accompanying prospectus.

All filing fees payable in connection with the registration of the shares registered by the registration statement on Form S-1 were paid by the registrant at the time of the initial filing of such registration statement.  No additional securities are registered herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in this prospectus updates (and, to the extent of any conflict, supersedes) information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.  You should read the information incorporated by reference because it is an important part of this prospectus supplement.

We incorporate by reference the documents listed below (SEC File No. 000-56142), excluding any portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K:

•  Our Annual Report on Form 10-K for the fiscal year ended January 31, 2019, filed with the SEC on May 1, 2019;

•  Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2019, filed with the SEC on June 18, 2019;

•  Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2019, filed with the SEC on September 13, 2019;

•  Our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2019, filed with the SEC on March 24, 2020;

•  Current Reports on Form 8-K filed with the SEC on September 3, 2019, December 5, 2019, April 20, 2020 and April 21, 2020; and

•  The description of our common stock in our Registration Statement on Form 8-A12G, filed with the SEC on January 28, 2020, including any amendment or reports filed for the purpose of updating such description.